Exhibit 99.1

ISLE OF CAPRI CASINOS, INC. ANNOUNCES

FISCAL 2014 SECOND QUARTER RESULTS

SAINT LOUIS, MO — December 3, 2013 — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) (the “Company”) today reported financial results for the second quarter of fiscal year 2014 ended October 27, 2013 and other Company-related news.

Consolidated Financial Results

The following table outlines the Company’s financial results (dollars in millions, except per share data, unaudited):

	Three Months Ended		Six Months Ended
	October 27,	October 28,	October 27,	October 28,
	2013	2012	2013	2012
Net revenues	$241.6	$223.2	$489.3	$459.0
Consolidated Adjusted EBITDA (1)	39.6	38.7	82.9	83.7

Income (loss) from continuing operations	8.0	(4.3)	3.2	0.4
Loss from discontinued operations	—	(2.3)	—	(0.4)
Net income (loss)	8.0	(6.6)	3.2	—
Diluted income (loss) per share from continuing operations	0.20	(0.11)	0.08	0.01
Diluted loss per share from discontinued operations	—	(0.06)	—	(0.01)
Diluted income (loss) per share	0.20	(0.17)	0.08	—

(1)         For a further description of Consolidated Adjusted EBITDA, refer to the reconciliation tables following the narrative and the definition of Adjusted EBITDA in footnote (1) of this release.

Diluted income (loss) per share from continuing operations for the quarter was $0.20 compared to ($0.11) for the second quarter last year. Net income for the current year quarter was impacted by a favorable judicial ruling on litigation in Greece, in which the Company reversed a $14.7 million litigation accrual, of which $7.3 million reduced operating expenses and $7.4 million reduced interest expense.  The results for the prior year quarter were impacted by $2.7 million in preopening costs associated with the Cape Girardeau casino which opened on October 30, 2012, and $2.5 million in refinancing costs.  Excluding these items, diluted earnings per share from continuing operations for the fiscal 2014 quarter would have been a loss of ($0.17) compared to break even ($0.00) for the prior year quarter.

Virginia McDowell, the Company’s president and chief executive officer, commented,

“As a company, we continue to make operating improvements and enhancements across the portfolio, but we also continue to struggle with the effects of the uncertain economy.

“During the fiscal quarter, we experienced a modest, $2.1 million decline in same store revenue, and Adjusted EBITDA at these same properties declined $1.2 million, largely as a result of increased competition in Natchez and events we could not have predicted, including the substantial flooding in Colorado and the Federal government shutdown. However, we increased EBITDA at six properties and margins increased at eight properties, including significant performance improvements at our properties in Pompano, Vicksburg and Lake Charles.

“While the uncertain consumer economy continues to be a drag on our results, we continue to focus on maximizing the profitability of our portfolio and enhancing shareholder value. To that end, we have recently undertaken a top-to-bottom review of our business practices and are implementing bold changes to the way we view and operate our business.  We have begun a wide-ranging initiative across our entire company to delete duplication, streamline decision making and aggressively pursue additional cost savings.  These initiatives have contributed approximately $2.5 million to our results so far this year and when fully implemented we expect the annualized run rate will be at least $10 million.

“Furthermore, we are committed to improving profitability at our newest facilities in Cape Girardeau and Nemacolin.  Both markets continue to ramp slower than we originally anticipated and we expect it will take a couple more years to fully penetrate the markets.  However, we are taking every possible step to make the properties successful in the short term. We recently introduced a new general manager in Cape Girardeau and will continue to modify our cost structure in Nemacolin.”

Operating Results

Black Hawk — Net revenues and Adjusted EBITDA each decreased approximately $0.7 million to $30.0 million and $6.9 million, respectively, at our two casinos in Black Hawk, primarily as a result of the widespread flooding in Colorado during the period and construction disruption due to exterior refurbishments at Lady Luck Black Hawk and road construction.

Pompano — Net revenues increased 8.0% to $36.4 million, and Adjusted EBITDA increased 12.8%, to $5.5 million at Pompano Park.  These results were driven primarily by increased marketing promotions that led to a $5.1 million increase in gross slot win during the period, partially offset by additional marketing expenses.

Iowa — Net revenues decreased $1.5 million to $56.9 million, and Adjusted EBITDA was essentially flat at $15.4 million at our properties in Iowa.  Our properties in Marquette and Waterloo were able to offset declines in net revenue through cost containment efforts.  In the Quad Cities, we were hampered by the government shutdown and adjusted EBITDA decreased $0.2 million.

Lake Charles — Net revenues increased 5.0% to $31.2 million, and Adjusted EBITDA increased 6.9% to $4.5 million.  The Lake Charles property continues to improve comparative results due to the benefits from facility enhancements, database marketing initiatives, promotional events and advertising campaigns. During the prior year quarter, results were impacted by construction disruption associated with renovations to the primary hotel tower.

Missouri — Net revenues increased $10.1 million to $56.1 million, and Adjusted EBITDA increased $0.5 million to $12.8 million at our properties in Missouri, collectively.  Cape

Girardeau contributed $13.0 million in net revenues and $1.6 million of Adjusted EBITDA in the fiscal 2014 quarter.  Results at our three other properties in the state were negatively impacted by growing unemployment, the impact of the government shutdown in middle Missouri and competitive pressures in the Kansas City market, resulting in a decrease in net revenues and Adjusted EBITDA of $2.9 million and $1.1 million respectively .

Mississippi — Net revenues grew $1.1 million to $7.0 million and Adjusted EBITDA grew $0.4 million at our newly renovated Vicksburg facility, as market share grew 410 basis points to 17.1% in the quarter.  In Lula cost savings efforts led to increased Adjusted EBITDA despite a $1.2 million decrease in net revenue.  In Natchez, the impact of a new competitor continues to hamper operating results leading to a decrease in net revenues and Adjusted EBITDA of $1.2 million and $0.9 million, respectively.  Collectively, net revenues decreased 5.2% to $23.4 million, and Adjusted EBITDA decreased 12.3% to $1.5 million at our properties in Mississippi.

Pennsylvania — Net revenues were $7.4 million, and Adjusted EBITDA was ($1.3) million.  This is the first year of operation for Lady Luck Casino at Nemacolin Woodlands Resort, and the first full fiscal quarter of operation. We continue to fine tune our marketing to both local customers and resort guests and to aggressively manage our cost structure.

Corporate Expenses

Corporate and development expenses were $7.4 million for the quarter, a decrease of $3.4 million compared to the prior year.  Included in the results for fiscal 2013 are $1.5 million in refinancing related costs and $1.0 million in increased legal costs.  The remainder of the decrease is attributable to cost containment initiatives at the corporate office.

Non-cash stock compensation expense was $1.4 million for the quarter compared to $1.5 million in the second quarter of fiscal 2013.

Corporate and development expenses for FY2014 are expected to be approximately $30 million, including approximately $5 million for non-cash stock based compensation expense, a decrease of $4 million from previous guidance primarily a result of cost containment initiatives and a $1.0 million gain on the sale of the corporate aircraft in the first quarter.

Development

Sale of Rhythm City Casino Davenport — In June 2013 we entered into an agreement with Scott County Casino LLC, led by Dan Kehl, providing it with an option to purchase Rhythm City for $51 million subject to certain terms and conditions.  On November 24, 2013 the City Council of Davenport approved the terms of a development agreement with Scott County Casino, LLC.  Mr. Kehl has informed us that Scott County Casino, LLC intends to execute the option agreement to purchase the property. Upon receipt of the notice to exercise and other documentation we expect to enter into a definitive purchase agreement with Scott County Casino, LLC.

The Provence, Philadelphia, Pennsylvania — On February 1, 2013, we entered into an agreement with Tower Entertainment, LLC, to operate the proposed $700 million casino entertainment complex, dubbed The Provence, in Philadelphia, if selected for licensure by the Pennsylvania Gaming Control Board.  As proposed the 1.25 million square foot project is expected to include a 125-room hotel, a casino featuring approximately 3,300 electronic gaming machines and 150 table games, as well as a wide variety of non-gaming entertainment amenities, including at least eight restaurants, many smaller bars and eateries, 60,000 square feet of retail space, a concert hall and several entertainment clubs. The Pennsylvania Gaming Control Board has announced that suitability hearings before the Board have been scheduled for January 28 — 30th of 2014.

Capital Structure and Capital Expenditures

As of October 27, 2013, the Company had:

•                  $70.0 million in cash and cash equivalents, excluding $9.8 million in restricted cash and investments;

•                  $1.2 billion in total debt; and

•                  $104 million in net line of credit availability.

Second quarter capital expenditures were $8.4 million, bringing total capital expenditures to $38.2 million for the six months, of which $25.2 million related to Nemacolin.

The Company expects to incur approximately $20 million to $22 million in capital expenditures for the balance of fiscal 2014 bringing estimated total capital expenditures for fiscal 2014 to approximately $58 million to $60 million, including the $25.2 million related to Nemacolin construction.

Conference Call Information

Isle of Capri Casinos, Inc. will host a conference call on Tuesday, December 3, 2013 at 10:00 am Central Time during which management will discuss the financial and other matters addressed in this press release.  The conference call can be accessed by interested parties via webcast through the investor relations page of the Company’s website, www.islecorp.com, or, for domestic callers, by dialing 866-652-5200.  International callers can access the conference call by dialing 412-317-6060.  The conference call will be recorded and available for review starting at 11:59 pm central on Tuesday, December 3, 2013, until midnight central on Tuesday, December 10, 2013, by dialing 877-344-7529; International: 412-317-0088 and access number 10037247.

About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc. is a leading regional gaming and entertainment company dedicated to providing guests with exceptional experience at each of the casino properties that it owns and operates, primarily under the Isle and Lady Luck brands.  The Company currently owns and operates 16 gaming and entertainment facilities in Mississippi, Louisiana, Iowa, Missouri, Colorado, Pennsylvania and Florida. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

Contacts

Isle of Capri Casinos, Inc.,

Dale Black, Chief Financial Officer-314.813.9327

Jill Alexander, Senior Director of Corporate Communication-314.813.9368

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ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 27,	October 28,	October 27,	October 28,
	2013	2012	2013	2012
Revenues:
Casino	$257,928	$234,648	$520,070	$484,917
Rooms	8,713	8,328	17,628	16,958
Food, beverage, pari-mutuel and other	33,728	30,437	68,944	63,243
Gross revenues	300,369	273,413	606,642	565,118
Less promotional allowances	(58,789)	(50,206)	(117,333)	(106,088)
Net revenues	241,580	223,207	489,309	459,030
Operating expenses:
Casino	41,267	36,802	83,010	75,298
Gaming taxes	65,722	58,619	131,698	120,247
Rooms	1,880	1,781	3,789	3,554
Food, beverage, pari-mutuel and other	10,590	9,217	21,659	19,321
Marine and facilities	14,802	13,888	29,850	27,588
Marketing and administrative	61,844	56,464	123,950	114,420
Corporate and development	7,386	10,777	14,084	19,250
Litigation accrual reversal	(7,351)	—	(7,351)
Preopening expense	—	2,654	3,898	3,341
Depreciation and amortization	21,102	16,850	41,497	33,672
Total operating expenses	217,242	207,052	446,084	416,691
Operating income	24,338	16,155	43,225	42,339

Interest expense	(15,194)	(21,985)	(37,852)	(42,416)
Interest income	84	131	174	306
Derivative income	168	176	398	310
Income (loss) from continuing operations before income taxes	9,396	(5,523)	5,945	539
Income tax (provision) benefit	(1,359)	1,182	(2,770)	(136)
Income (loss) from continuing operations	8,037	(4,341)	3,175	403
Loss from discontinued operations, net of income taxes	—	(2,312)	—	(395)
Net income (loss)	$8,037	$(6,653)	$3,175	$8

Income (loss) per common share-basic:
Income (loss) from continuing operations	$0.20	$(0.11)	$0.08	$0.01
Income from discontinued operations, net of income taxes	—	(0.06)	—	(0.01)
Net income (loss)	$0.20	$(0.17)	$0.08	$—

Income (loss) per common share-dilutive:
Income (loss) from continuing operations	$0.20	$(0.11)	$0.08	$0.01
Income from discontinued operations, net of income taxes	—	(0.06)	—	(0.01)
Net income (loss)	$0.20	$(0.17)	$0.08	$—

Weighted average basic shares	39,686,217	39,336,134	39,634,573	39,177,208
Weighted average diluted shares	39,731,192	39,336,134	39,682,644	39,192,075

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	October 27,	April 28,
	2013	2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$69,958	$68,469
Marketable securities	25,120	25,520
Accounts receivable, net	9,870	11,077
Income taxes receivable	4,343	4,789
Deferred income taxes	2,096	1,573
Prepaid expenses and other assets	25,726	20,872
Total current assets	137,113	132,300
Property and equipment, net	1,017,472	1,034,026
Other assets:
Goodwill	280,803	280,803
Other intangible assets, net	67,690	60,748
Deferred financing costs, net	25,680	27,230
Restricted cash and investments	9,782	11,417
Prepaid deposits and other	5,087	7,075
Total assets	$1,543,627	$1,553,599

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$433	$415
Accounts payable	19,078	34,533
Accrued liabilities:
Payroll and related	35,696	35,093
Property and other taxes	25,627	21,340
Interest	17,073	18,502
Progressive jackpots and slot club awards	16,267	16,579
Other	30,996	29,337
Total current liabilities	145,170	155,799
Long-term debt, less current maturities	1,162,264	1,156,469
Deferred income taxes	45,967	43,104
Other accrued liabilities	19,324	33,303
Other long-term liabilities	22,433	22,514
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 60,000,000 shares authorized; shares issued: 42,066,148 at October 27, 2013 and at April 28, 2013	421	421
Class B common stock, $.01 par value; 3,000,000 shares authorized; none issued	—	—
Additional paid-in capital	246,522	246,214
Retained earnings (deficit)	(71,052)	(74,227)
Accumulated other comprehensive (loss) income	—	(247)
	175,891	172,161
Treasury stock, 2,276,760 shares at October 27, 2013 and 2,470,128 shares at April 28, 2013	(27,422)	(29,751)
Total stockholders’ equity	148,469	142,410
Total liabilities and stockholders’ equity	$1,543,627	$1,553,599

Isle of Capri Casinos, Inc.

Supplemental Data - Net Revenues

(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	October 27,	October 28,	October 27,	October 28,
	2013	2012	2013	2012
Colorado
Black Hawk	$30,023	$30,670	$62,707	$62,023

Florida
Pompano	36,400	33,691	73,786	68,376

Iowa
Bettendorf	18,965	19,694	38,430	39,549
Davenport	9,959	10,390	19,675	21,036
Marquette	6,911	7,332	14,023	14,713
Waterloo	21,040	20,925	41,982	42,337
Iowa Total	56,875	58,341	114,110	117,635

Louisiana
Lake Charles	31,244	29,749	64,910	63,327

Mississippi
Lula	11,523	12,772	24,102	27,403
Natchez	4,795	5,962	10,122	12,963
Vicksburg	7,035	5,897	14,814	13,455
Mississippi Total	23,353	24,631	49,038	53,821

Missouri
Boonville	18,891	19,798	37,620	40,186
Cape Girardeau	13,049	—	26,858	—
Caruthersville	7,199	8,144	14,886	16,777
Kansas City	16,936	18,012	35,007	36,532
Missouri Total	56,075	45,954	114,371	93,495

Pennsylvania
Nemacolin	7,429	—	10,022	—

Property Net Revenues before Other	241,399	223,036	488,944	458,677
Other	181	171	365	353
Net Revenues from Continuing Operations	$241,580	$223,207	$489,309	$459,030

Isle of Capri Casinos, Inc.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended October 27, 2013
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Preopening and Other	Adjusted EBITDA
Black Hawk, Colorado	$4,532	$2,356	$8	$—	$6,896

Pompano, Florida	3,727	1,788	6	—	5,521

Bettendorf, Iowa	3,276	1,679	3	—	4,958
Davenport, Iowa	1,727	580	4	—	2,311
Marquette, Iowa	1,242	487	1	—	1,730
Waterloo, Iowa	5,230	1,202	4	—	6,436
Iowa Total	11,475	3,948	12	—	15,435

Lake Charles, Louisiana	1,460	3,003	4	—	4,467

Lula, Mississippi	(186)	1,322	3	—	1,139
Natchez, Mississippi	(736)	342	4	—	(390)
Vicksburg, Mississippi	(110)	891	4	—	785
Mississippi Total	(1,032)	2,555	11	—	1,534

Boonville, Missouri	5,762	911	6	—	6,679
Cape Girardeau, Missouri	(1,225)	2,788	1	—	1,564
Caruthersville, Missouri	325	742	4	—	1,071
Kansas City, Missouri	2,560	961	4	—	3,525
Missouri Total	7,422	5,402	15	—	12,839

Nemacolin, Pennsylvania	(3,013)	1,670	1		(1,342)
Total Operating Properties	24,571	20,722	57	—	45,350
Corporate and Other	(233)	380	1,446	(7,351)	(5,758)
Total	$24,338	$21,102	$1,503	$(7,351)	$39,592

	Three Months Ended October 28, 2012
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Preopening and Other	Adjusted EBITDA
Black Hawk, Colorado	$5,435	$2,210	$14	$—	$7,659

Pompano, Florida	3,083	1,803	8	—	4,894

Bettendorf, Iowa	3,578	1,770	4	—	5,352
Davenport, Iowa	1,566	546	6	—	2,118
Marquette, Iowa	1,172	445	5	—	1,622
Waterloo, Iowa	5,218	1,165	6	—	6,389
Iowa Total	11,534	3,926	21	—	15,481

Lake Charles, Louisiana	1,867	2,310	2	—	4,179

Lula, Mississippi	(803)	1,702	6	—	905
Natchez, Mississippi	118	359	5	—	482
Vicksburg, Mississippi	(860)	1,218	5	—	363
Mississippi Total	(1,545)	3,279	16	—	1,750

Boonville, Missouri	5,918	886	6	—	6,810
Cape Girardeau, Missouri	(2,654)	—	—	2,654	—
Caruthersville, Missouri	593	835	5	—	1,433
Kansas City, Missouri	3,152	980	4	—	4,136
Missouri Total	7,009	2,701	15	2,654	12,379

Nemacolin, Pennsylvania	—	—	—	—	—
Total Operating Properties	27,383	16,229	76	2,654	46,342
Corporate and Other	(11,228)	621	1,501	1,478	(7,628)
Total	$16,155	$16,850	$1,577	$4,132	$38,714

Isle of Capri Casinos, Inc.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(unaudited, in thousands)

	Six Months Ended October 27, 2013
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Preopening and Other	Adjusted EBITDA
Black Hawk, Colorado	$10,616	$4,675	$19	$—	$15,310

Pompano, Florida	7,894	3,634	13	—	11,541

Bettendorf, Iowa	6,489	3,378	7	—	9,874
Davenport, Iowa	2,517	1,173	9	—	3,699
Marquette, Iowa	2,462	965	4	—	3,431
Waterloo, Iowa	9,858	2,422	10	—	12,290
Iowa Total	21,326	7,938	30	—	29,294

Lake Charles, Louisiana	4,194	5,880	9	—	10,083

Lula, Mississippi	176	2,648	8	—	2,832
Natchez, Mississippi	(1,335)	693	9	—	(633)
Vicksburg, Mississippi	270	1,896	9	—	2,175
Mississippi Total	(889)	5,237	26	—	4,374

Boonville, Missouri	10,987	2,063	12	—	13,062
Cape Girardeau, Missouri	(1,910)	5,575	4	—	3,669
Caruthersville, Missouri	782	1,547	10	—	2,339
Kansas City, Missouri	5,400	1,937	8	—	7,345
Missouri Total	15,259	11,122	34	—	26,415

Nemacolin, Pennsylvania	(8,024)	2,227	1	3,898	(1,898)
Total Operating Properties	50,376	40,713	132	3,898	95,119
Corporate and Other	(7,151)	784	2,505	(8,370)	(12,232)
Total	$43,225	$41,497	$2,637	$(4,472)	$82,887

	Six Months Ended October 28, 2012
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Preopening and Other	Adjusted EBITDA
Black Hawk, Colorado	$10,843	$4,358	$24	$—	$15,225

Pompano, Florida	5,820	3,577	14	—	9,411

Bettendorf, Iowa	7,108	3,483	9	—	10,600
Davenport, Iowa	3,167	1,074	11	—	4,252
Marquette, Iowa	2,431	876	10	—	3,317
Waterloo, Iowa	10,132	2,657	11	—	12,800
Iowa Total	22,838	8,090	41	—	30,969

Lake Charles, Louisiana	5,230	4,422	6	—	9,658

Lula, Mississippi	304	3,425	11	—	3,740
Natchez, Mississippi	961	827	10	—	1,798
Vicksburg, Mississippi	(265)	2,262	9	—	2,006
Mississippi Total	1,000	6,514	30	—	7,544

Boonville, Missouri	12,412	1,753	11	—	14,176
Cape Girardeau, Missouri	(3,341)	—	—	3,341	—
Caruthersville, Missouri	1,416	1,691	10	—	3,117
Kansas City, Missouri	6,267	2,019	6	—	8,292
Missouri Total	16,754	5,463	27	3,341	25,585

Nemacolin, Pennsylvania	—	—	—	—	—
Total Operating Properties	62,485	32,424	142	3,341	98,392
Corporate and Other	(20,146)	1,248	2,753	1,478	(14,667)
Total	$42,339	$33,672	$2,895	$4,819	$83,725

Isle of Capri Casinos, Inc.

Reconciliation of Income (Loss) From Continuing Operations to Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	October 27,	October 28,	October 27,	October 28,
	2013	2012	2013	2012
Income (loss) from continuing operations	$8,037	$(4,341)	$3,175	$403
Income tax provision (benefit)	1,359	(1,182)	2,770	136
Derivative income	(168)	(176)	(398)	(310)
Interest income	(84)	(131)	(174)	(306)
Interest expense	15,194	21,985	37,852	42,416
Depreciation and amortization	21,102	16,850	41,497	33,672
Stock-based compensation	1,503	1,577	2,637	2,895
Litigation accrual reversal	(7,351)	—	(7,351)	—
Preopening expense	—	2,654	3,898	3,341
Gain on sale of airplane	—	—	(1,019)	—
Financing related	—	1,478	—	1,478
Adjusted EBITDA	$39,592	$38,714	$82,887	$83,725

1.              Adjusted EBITDA is “earnings before interest and other non-operating income (expense), income taxes, stock-based compensation, preopening expense and depreciation and amortization.” Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, 2) used as a component of calculating required leverage and minimum interest coverage ratios under our Senior Credit Facility and 3) a principal basis of valuing gaming companies. Management uses Adjusted EBITDA as the primary measure of the Company’s operating properties’ performance, and they are important components in evaluating the performance of management and other operating personnel in the determination of certain components of employee compensation.  Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to any other measure determined in accordance with U.S. generally accepted accounting principles (GAAP).  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA.  Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company.  A reconciliation of Adjusted EBITDA to income (loss) from continuing operations is included in the financial schedules accompanying this release.

Certain of our debt agreements use a similar calculation of “Adjusted EBITDA” as a financial measure for the calculation of financial debt covenants and includes add back of items such as gain on early extinguishment of debt, pre-opening expenses, certain write-offs and valuation expenses, and non-cash stock compensation expense. Reference can be made to the definition of Adjusted EBITDA in the applicable debt agreements on file as Exhibits to our filings with the Securities and Exchange Commission.